Exhibit 99.1


			Intel to Offer $1.4 Billion
		Junior Subordinated Convertible Debentures

Santa Clara, Calif., December 12, 2005 -- Intel Corporation today announced its intention to commence an offering, subject to market conditions and other factors, of $1.4 billion principal amount of junior subordinated convertible debentures. The debentures would be due in 2035 and are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The conversion rate and other terms will be determined by negotiations between the company and the initial purchaser of the debentures.

       Intel intends to use the proceeds of the offering for general corporate purposes. The company may also use a portion of the proceeds to purchase shares of its common stock concurrently with pricing of the debentures.

       This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
       The debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
       This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to whether or not Intel will offer the debentures or consummate the offering, the anticipated terms of the debentures and the offering, and the anticipated use of the proceeds of the offering. Intel does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.